BRAZAURO RESOURCES CORPORATION

800 Bering Drive, Suite 208

Houston, TX 77057

BRAZAURO ANNOUNCES GOLD RESOURCE ESTIMATE AT TOCANTINZINHO

Houston Texas: December 6, 2006. Brazauro Resources Corporation (TSXV:BZO) has received a NI 43-101 qualified estimate of the gold resource at its 100%-controlled Tocantinzinho Project in the Tapajós region of Brazil. Pincock, Allen & Holt (“PAH”) of Lakewood, Colorado used a “block model study” method as of November 27, 2006 to calculate a contained resource of 793,514 indicated and 832,817 inferred ounces of gold

PAH states that mineralization “appears to be open for development on several sides” and additional drilling is recommended.

Block Model Study

Pincock, Allen & Holt’s block model resource is based on the digital database of all Tocantinzinho drilling information in Brazauro’s possession. Rock density information was provided by Brazauro, based on laboratory measurements, and average figures were incorporated into the model for the different rock types. Grade data were composited in 6-meter vertical intervals from drill collar to the bottom of each hole. The resulting composites were matched with the raw down-hole data. Blocks six meters high and 20-meters by 20-meters were used to generate the model. Block grade estimation using an inverse distance to the 7th power proved the best fit of the data. A search radius of 25 meters was used to define Indicated Resources and a search radius of 50 meters was used to define Inferred Resources. The table below shows the block estimation results.

PINCOCK, ALLEN & HOLT BLOCK MODEL INFERRED & INDICATED RESOURCES (*) Above 0.2 gram Au/t
[Blocks 6x20x20m, search radius 25m for Indicated - 50 meters for Inferred]
	Volume	Tonnage	Average Grade	Contained Gold
	in m³	in metric tonnes	in grams Au/t	in grams	in troy ounces
Indicated Resources	6,331,200	16,646,496	1.48	24,680,656	793,514

Inferred Resources l	7,504,800	19,383,672	1.34	25,903,098	832,817

(*) Note: 1 troy ounce = 31.103 grams

Based on the above indicated results, Pincock, Allen & Holt recommends additional drilling to upgrade the resource base and to continue exploration along the projected NW-SE mineralized trend. The consulting firm further recommends: “Exploration programs at the Tocantinzinho gold project have resulted in delineation of a mineral resource that appears to be open for development on several sides of the indicated and inferred mineral resource. The location of this resource along a probable mega-shear zone opens the geological potential to develop an extended resource. With data from future drilling, the block model can be updated, which may add to the total tonnage and may change the grade and tonnage of the drilled resource.” A technical Report, compliant with NI 43-101 will be filed on the Company’s profile at www.sedar.com.

The sampling and quality control procedures used in connection with the drilling program are described in Brazauro’s news release of July 12, 2005, which may be viewed under Brazauro’s profile at www.sedar.com. All analytical results of drill core intervals, upon which the resource estimates are based, have been made by SGS Geosol, a reputable analytical laboratory based in Belo Horizonte, in the State of Minas Gerais, Brazil.

Initial metallurgical tests conducted in April, 2005 on four composites collected from mineralized drill core intercepts with grades of 1, 1.5, 4 and 12g/t showed the ore to be free-milling, indicating the strong likelihood for low-cost processing. Further Metallurgical testing is nearing completion at Hazen Research, Inc. of Golden, CO. Results should be available in Early 2007.

Brazauro Resources Corp. is presently drilling at the Sucuri Property in the southern part of the Tapajos gold region. To date six holes have been completed showing significant sulfide mineralization in a leader vein and in broad dissemination within the footwall. Assay results are pending and will be reported in a press release when they become available.

Exploration programs in Brazil are supervised by Stephen Zahony, Vice-President of Exploration, who is a Qualified Person as defined by National Instrument 43-101 and who has reviewed this news release. Leonel Lopez, C.P.G., author of the PAH Report and a qualified Person under NI 43-101 has read this news release and confirms that it fairly and accurately represents the information in the report that supports the disclosure herein.

Mark E. Jones III Chairman, CEO Brazauro Resources Corporation

For further information, please contact:

Brazauro Mark Jones, Chairman Ph: 713-785-1278 info@brazauroresources.com www.brazauroresources.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. The news release includes certain “forward-looking statements.” All statements other than statements of historical fact included in this release, including, without limitation, statements regarding potential mineralization, exploration results and future plans and objectives of Brazauro Resources are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Brazauro’s expectations are exploration risks detailed herein and from time to time in the filings made by the Company with securities regulators.